EXHIBIT 99.77C


LINCOLN VARIABLE INSURANCE PRODUCTS TRUST - Aggressive Growth Fund, Bond Fund, Capital Appreciation Fund, Core Fund, Equity-Income Fund, Global Asset Allocation Fund, Growth Fund, Growth and Income Fund, Growth Opportunities Fund, International Fund, Managed Fund, Money Market Fund, Social Awareness Fund, Special Opportunities Fund, Aggressive Profile Fund, Conservative Profile Fund, Moderate Profile Fund, Moderately Aggressive Profile Fund (collectively, the "Funds")

The Funds' shareholders voted on the following proposal at a special meeting of shareholders on February 28, 2006, or as adjourned. The resulting votes are presented below.

1.   To elect a Board of Trustees of the Trust.

                       Outstanding        Total       Percent  Percent   Percent
                         Shares           Voted         For    Withheld  Abstain
                         ------           -----         ---    --------  -------

Kelly D. Clevenger   478,060,036.56   448,763,533.23   90.13%   3.75%     0.00%
Nancy L. Frisby      478,060,036.56   448,763,533.23   84.26%   9.61%     0.00%
Gary D. Lemon        478,060,036.56   448,763,533.23   90.27%   3.60%     0.00%
Kenneth G. Stella    478,060,036.56   448,763,533.23   90.09%   3.78%     0.00%
David J. Windley     478,060,036.56   448,763,533.23   90.10%   3.78%     0.00%



LINCOLN VARIABLE INSURANCE PRODUCTS TRUST - Core Fund (the "Fund")

The Fund's shareholders voted on the following proposal at a special meeting of shareholders on February 28, 2006, or as adjourned. The resulting votes are presented below.

1. To approve a new sub-advisory agreement for the Fund between Delaware Management Company (the "Adviser") and the Fund's sub-adviser, Salomon Brothers Asset Management, Inc. (the "Sub-Adviser"), with no change in the overall management fee that the Fund pays.

                       Outstanding        Total       Percent  Percent   Percent
                         Shares           Voted         For    Withheld  Abstain
                         ------           -----         ---    --------  -------
                     1,444,263.97     1,444,263.97      100%      0%        0%